Exhibit 99.1

For more information, contact:

Cogent Systems, Inc.	The Blueshirt Group, Investor Relations
Paul Kim	Chris Danne, Jill Isenstadt
Chief Financial Officer	(415) 217-7722
626-325-9600	chris@blueshirtgroup.com
www.cogentsystems.com	jill@blueshirtgroup.com

Cogent Systems Announces Second Quarter Results

Pasadena, CA – August 7, 2008 - Cogent Systems (Nasdaq: COGT) today announced financial results for the second quarter ended June 30, 2008.

Second quarter 2008 revenues were $26.0 million, compared to revenue of $31.3 million in the same year ago period. Net income on a GAAP basis for the second quarter of 2008 was $7.2 million, or $0.08 per diluted share. This compares to GAAP net income of $10.6 million, or $0.11 per diluted share in the same year ago period.

Cogent’s second quarter of 2008 GAAP results included $0.9 million of non-cash share based compensation charges. Excluding the effects of share-based compensation and the net tax effect, non-GAAP net income for the second quarter of 2008 was $7.7 million, or $0.09 per diluted share. This compares to non-GAAP net income of $11 million, or $0.12 per diluted share, in the same year ago period, excluding the effects of similar items in both periods.

“Second quarter revenues increased by 6% sequentially, as we continued to benefit from both ongoing orders from some of our larger customers and a solid contribution base of smaller customers,” commented Ming Hsieh, President and Chief Executive Officer of Cogent. “Our first half results position us well to achieve our financial targets for the year and, based on our short term backlog and orders received in the last six months, we expect to see significant growth in revenues over the next six months. Additionally, we expect several sizeable procurements to be awarded this year and are encouraged by our pipeline of opportunities around the world. Overall, we believe that the need for biometric solutions continues to grow and activity and interest in biometric solutions has increased notably over the past twelve months.”

“Gross margins remained solid at 64% on a GAAP basis and deferred revenues continued to grow, increasing by over $11 million in the second quarter to $48.9 million,” commented Paul Kim, Chief Financial Officer of Cogent. “During the quarter, we completed the acquisition of the Securities Solutions Division (SSD) and will get a full quarter of contribution from SSD in the third quarter.”

The Company will host a conference call at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) on Thursday, August 7 to discuss these results. For parties in the United States and Canada, call 800-257-6607 to access the conference call. International parties can access the call at 303-205-0033.

Cogent will offer a live webcast of the conference call, accessible from the “Investor Relations” section of the Company’s website (www.cogentsystems.com). The webcast will be archived for a period of 15 days. A telephonic replay of the conference call will also be available 2 hours after the call and will run for 2 days. To hear the replay, parties in the United States and Canada should call 800-405-2236 and enter pass code 11117584. International parties should call 303-590-3000 and enter pass code 11117584.

Note Regarding Use of Non-GAAP Financial Measures

Certain of the information set forth herein, including non-GAAP net income and earnings per share, may be considered non-GAAP financial measures. Cogent believes this information is useful to investors because it provides a basis for measuring Cogent’s available capital resources, the operating performance of Cogent’s business and Cogent’s cash flow, excluding share-based compensation that would normally be included in the most directly comparable measures calculated and presented in accordance with Generally Accepted Accounting Principles. Cogent’s management uses these non-GAAP financial measures along with the most directly comparable GAAP financial measures in evaluating Cogent’s operating performance, capital resources and cash flow. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-financial measures as reported by Cogent may not be comparable to similarly titled amounts reported by other companies.

About Cogent Systems

Cogent is a global biometric identification solutions provider to governments, law enforcement agencies, and commercial enterprises. Cogent provides the highest quality identification systems, products and services with leading technology, accuracy and speed. Cogent’s Automated Fingerprint/Palmprint Identification Systems, or AFIS, enable customers to capture fingerprint and palm print images electronically, encode prints into searchable files, and accurately compare a set of fingerprints/palm prints to a database containing potentially millions of prints in seconds. For more information, please visit www.cogentsystems.com

Forward-Looking Statements

This press release contains, in addition to historical information, forward-looking statements. Such statements are based on management’s current estimates and expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. Cogent is providing this information as of the date of this press release, and expressly disclaims any duty to update information contained in this press release.

Forward-looking statements in this press release include, without limitation, express and implied statements regarding anticipated contract awards and market developments. These forward-looking statements involve risks and uncertainties which could cause actual results to differ materially from those expressed or implied here. Readers are referred to Cogent’s Report on Form 10-K for the year ended December 31, 2007 filed by Cogent with the Securities and Exchange Commission which identifies important risk factors that could cause actual results to differ from those contained in the forward-looking statements, including but not limited to: changes in government policies; uncertain political conditions in international markets; deriving a significant portion of revenues from a limited number of customers; deriving a significant portion of revenues from the sale of solutions pursuant to government contracts; failure of the biometrics market to experience significant growth; failure of Cogent’s products to achieve broad acceptance; potential fluctuations in quarterly and annual results; changes in Cogent’s effective tax rate; failure to successfully compete; failure to comply with government regulations; failure to accurately predict financial results due to long sales cycles; negative publicity and/or loss of clients due to security breaches resulting in the disclosure of confidential information; loss of export licenses or changes in export laws; failure to manage projects; rapid technology change in the biometrics market; loss of a key member of management team; termination of backlog orders; loss of limited source suppliers; negative audits by government agencies; failure to protect intellectual property; exposure to intellectual property and product liability claims; difficulty in integrating acquisitions; and failure to achieve the expected benefits of acquisitions. The information contained in this press release is a statement of Cogent’s present intention, belief or expectation and is based upon, among other things, existing industry conditions, market conditions, the economy in general and Cogent’s assumptions. Cogent may change its intention, belief or expectation, at any time and without notice, based upon any changes in such factors, in its assumptions or otherwise. Cogent undertakes no obligation to review or confirm analysts’ expectations or estimates or to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. By including any information in this press release, Cogent does not necessarily acknowledge that disclosure of such information is required by applicable law or that the information is material.

COGENT, INC.

CONDENSED BALANCE SHEET

June 30, 2008 and December 31, 2007

(in thousands)

	Balance at 6/30/2008	Balance at 12/31/2007
ASSETS:
Cash and investments	$430,315	$444,307
Accounts receivable, net	36,872	31,845
Unbilled accounts receivable	1,359	1,201
Inventories	16,140	11,359
Property and equipment, net	35,396	33,644
Deferred income taxes	25,983	26,143
Other assets	11,956	2,689

Total assets	$558,021	$551,188

LIABILITIES & EQUITY:
Accounts payable, accrued liabilities and income taxes payable	$14,737	$13,324
Deferred revenue	48,881	27,648
Total stockholders’ equity	494,403	510,216

Total liabilities & equity	$558,021	$551,188

Cogent, Inc.

COGENT, INC.

CONDENSED STATEMENT OF INCOME

Three Months and Six Months Ended June 30, 2008 and 2007

(in thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007
Revenues:
Product revenues	$17,394	$25,218	$34,798	$49,698
Maintenance and services revenues	8,647	6,082	15,874	11,709

Total revenues	26,041	31,300	50,672	61,407

Cost of revenues:
Cost of product revenues (1)	5,618	6,598	10,599	20,762
Cost of maintenance and services revenues (1)	3,733	1,893	6,294	3,491

Total cost of revenues	9,351	8,491	16,893	24,253

Gross profit	16,690	22,809	33,779	37,154

Operating expenses:
Research and development (1)	3,376	2,576	6,546	5,105
Selling and marketing (1)	2,992	2,085	5,683	4,061
General and administrative (1)	2,669	6,654	5,613	11,876
Income from settlement of lawsuit	—	—	(10,000)	—

Total operating expenses	9,037	11,315	7,842	21,042

Operating income	7,653	11,494	25,937	16,112
Interest income	4,093	5,556	9,063	10,774
Other, net	(165)	88	(202)	380

Income before income taxes	11,581	17,138	34,798	27,266
Income tax provision	4,371	6,574	13,160	10,478

Net income	$7,210	$10,564	$21,638	$16,788

Net income per share:
Basic	$0.08	$0.11	$0.24	$0.18
Diluted	$0.08	$0.11	$0.24	$0.17
Number of shares used in per share computations:
Basic	89,329	94,335	90,418	94,278
Diluted	90,482	95,961	91,599	95,945
(1) Share-based compensation expense was allocated as follows:
Cost of product revenues	$103	$54	$212	$237
Cost of maintenance and services revenues	127	66	263	205
Research and development	218	84	440	202
Selling and marketing	224	212	476	460
General and administrative	197	211	399	478

Total share-based compensation expense	$869	$627	$1,790	$1,582

Cogent, Inc.

COGENT, INC.

Non-GAAP Earnings per Share Reconciliation

Three Months Ended June 30, 2008 and 2007

(in thousands, except per share data)

	Three months ended June 30, 2008	Three months ended June 30, 2007
Earnings for per share calculations
GAAP Net Income	$7,210	$10,564
GAAP Income tax provision	4,371	6,574
Share-based compensation expense	869	627
Tax effect (1)	(4,731)	(6,750)

Non-GAAP Net income	$7,719	$11,015

Earnings per share
GAAP Diluted EPS	$0.08	$0.11
GAAP Income tax provision	0.05	0.07
Share-based compensation expense	0.01	0.01
Tax effect (1)	(0.05)	(0.07)

Non-GAAP Diluted EPS	$0.09	$0.12

(1)	Tax rates as follows:

- 38% for three months ended June 30, 2008 and June 30, 2007

Cogent, Inc.